Exhibit 3

CONTRIBUTION AND VOTING AGREEMENT

This Contribution and Voting Agreement, is dated as of October 14, 2010 (this “Agreement”), between Fenist, LLC, an Ohio limited liability company (“Parent”), and [   ] (the “Contributing Shareholder”).

WHEREAS, on August 10, 2010, Parent, Fenist Acquisition Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Bancinsurance Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Contributing Shareholder is a member of Parent and is party to the Amended and Restated Limited Liability Company Operating Agreement of Parent dated as of October 14, 2010, (the Operating Agreement”);

WHEREAS, as of the date hereof, the Contributing Shareholder beneficially owns [   ] shares of common stock of the Company, no par value (the “Common Stock”) (such shares, together with all shares of Common Stock that the Contributing Shareholder acquires beneficial ownership of after the date hereof are sometimes referred to in this Agreement as the “Owned Shares”); and

WHEREAS, in exchange for his membership interests in Parent, the Contributing Shareholder has, among other things, agreed to contribute the Owned Shares to Parent;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Contributing Shareholder hereby agree as follows:

15.           Voting of Shares.

(a)           Voting.  The Contributing Shareholder covenants and agrees that it shall, and shall cause any other holder of record of the Owned Shares beneficially owed by it to, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, written consent or other approval of the shareholders of the Company is sought:  (i) cause the Owned Shares to be counted as present for the purpose of establishing a quorum, (ii) vote (or cause to be voted) all the Owned Shares in favor of the approval of the Merger, adoption of the Merger Agreement, and any other matter that could reasonably be expected to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) vote (or cause to be voted) all the Owned Shares against any matter that could reasonably be expected to hinder, oppose, impede, thwart or delay the consummation of the Merger.  Except as set forth in this Section 1, the Contributing Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company.  In addition, nothing in this Agreement shall limit the right of the Contributing Shareholder to vote any Owned Shares in connection with the election of directors.

(b)           Irrevocable Proxy.  (i) The Contributing Shareholder hereby irrevocably grants to and appoints, and hereby authorizes and empowers, Parent, and any individual designated in writing by Parent, and each of them individually, as the Contributing Shareholder’s sole and exclusive proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Contributing Shareholder’s name, place and stead, to vote and exercise all voting and related rights (to the fullest extent that the Contributing Shareholder is entitled to do so) with respect to the Owned Shares at any meeting of the shareholders of the Company called, and in every written consent in lieu of such meeting, with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. The Contributing Shareholder may vote the Owned Shares on all other matters not contemplated by this Section 1.

(ii) Upon the execution of this Agreement by the Contributing Shareholder, the Contributing Shareholder hereby revokes any and all prior proxies or powers of attorney given by the Contributing Shareholder with respect to the Owned Shares. The Contributing Shareholder acknowledges and agrees that no subsequent proxies with respect to the Owned Shares shall be given, and if given, shall not be effective. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of the Contributing Shareholder and any transferees of the Owned Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 3.

16.           Contribution.  Subject to the conditions set forth herein, the Contributing Shareholder agrees to contribute and deliver to Parent all of the Owned Shares (the “Contribution Commitment”) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement).  The obligation of the Contributing Shareholder to transfer, contribute and deliver the Contribution Commitment is subject to (a) the terms of this Agreement and (b) the satisfaction or waiver of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the closing of the Merger.  In the event that any Contribution Commitment is transferred, contributed and delivered to Parent and the closing of the Merger does not occur promptly thereafter, Parent will return such Contribution Commitment to the Contributing as set forth in the operating agreement of Parent as is then in effect.

17.           Termination.  This Agreement shall terminate upon the earliest of (a) the consummation of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Contributing Shareholder; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

18.           Representations and Warranties.

(a)           Representations and Warranties of Parent.   Parent hereby represents and warrants to the Contributing Shareholder that Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Parent is duly organized as a limited liability company and is in good standing under the laws of the State of Ohio.  The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized.  This Agreement, when duly executed and delivered by Parent will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law.

(b)           Representations and Warranties of the Contributing Shareholder.  The Contributing Shareholder hereby represents and warrants to Parent that the Contributing Shareholder has good, valid and marketable title to the Owned Shares, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of the Owned Shares to Parent, and upon delivery, transfer and assignment of the certificate or certificates representing the Owned Shares, Parent will obtain good, transferable title to the Owned Shares free and clear of all liens, claims and encumbrances whatsoever.

(c)           No Inconsistent Agreements.  The Contributing Shareholder hereby covenants and agrees that he (a) has not entered into, and shall not enter into, any voting agreement or voting trust, with respect to the Owned Shares, (b) has not granted, and shall not grant, a proxy or power of attorney with respect to the Owned Shares that is inconsistent with his obligations pursuant to this Agreement and (c) has not entered into, and shall not enter into, any agreement or undertaking that is otherwise inconsistent with his obligations pursuant to this Agreement.

19.           Certain Covenants of the Contributing Shareholder.  Except in accordance with the terms of this Agreement, the Contributing Shareholder hereby covenants and agrees as follows:

(a)           Restriction on Transfer and Non-Interference.  The Contributing Shareholder hereby agrees, except as expressly contemplated by this Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares or (ii) knowingly take any action that would make any representation or warranty of the Contributing Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Contributing Shareholder from performing his obligations under this Agreement.

(b)           Certain Notifications.  The Contributing Shareholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired by the Contributing Shareholder after the date hereof.

20.            Transfer Agent Instructions.  The Contributing Shareholder shall coordinate with the Company to credit the Owned Shares to one or more balance accounts at DTC or the Company’s transfer agent, as specified by Parent.  The Contributing Shareholder shall provide all such documents, instruments and information as the Company, DTC or the transfer agent reasonably requests to effect the transfer of the Owned Shares.

21.           Survival.  The representations and warranties of Parent and the Contributing Shareholder made in Section 4 and the agreement and the covenant set forth in this Section 7 shall survive the termination of this Agreement.

22.           Successors and Assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.  Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

23.           Severability.  The parties hereto agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction or governmental agency having jurisdiction shall determine that any of the covenants, agreements, terms or other provisions herein contained are invalid or illegal, the validity and enforceability of the remaining covenants, agreements, terms or conditions shall not be affected thereby and the portion determined to be invalid or illegal shall be deemed not to be a part of this Agreement.

24.           Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Contributing Shareholder and Parent and their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and except for the operating agreement of Parent, this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither parent nor the Contributing Shareholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended, waived, terminated or otherwise modified other than by an instrument in writing signed by both of the parties hereto.  Any amendment to this Agreement made in conformity with the provisions of this Section 10 shall be binding on both parties.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

25.           Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

26.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors, legal representatives and assigns of each.

27.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

28.           Applicable Law.  This Agreement shall be governed by the laws of the State of Ohio, without regard to the choice of law rules thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and the Contributing Shareholder have executed or caused to be executed this Agreement as of the date first written above.

PARENT:

FENIST, LLC

Name: John S. Sokol
Its: Managing Member

CONTRIBUTING SHAREHOLDER:

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